As filed with the Securities and Exchange Commission on September 20, 2022

Registration No. 333-192525

Registration No. 333-172427

Registration No. 333-126095

Registration No. 333-76748

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-192525)

POST-EFFECTIVE AMENDMENT NO. 2 (NO. 333-172427)

POST-EFFECTIVE AMENDMENT NO. 2 (NO. 333-126095)

POST-EFFECTIVE AMENDMENT NO. 2 (NO. 333-76748)

TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GAMCO INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-4007862 (I.R.S. Employer Identification No.)

191 Mason Street, Greenwich, CT 06830

One Corporate Center, Rye, NY 10580

(203) 629-2726

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

GAMCO INVESTORS, INC. 2002 STOCK AWARD AND INCENTIVE PLAN

GAMCO INVESTORS, INC. 1999 STOCK AWARD AND INCENTIVE PLAN

(Full title of the plan)

____________________________

Peter Goldstein

GAMCO Investors, Inc.

One Corporate Center

Rye, New York 10580

(914) 921-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

With a copy to:

Elizabeth Gonzalez-Sussman, Esq.

Kenneth A. Schlesinger, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

GAMCO Investors, Inc., a Delaware corporation (“GAMCO” or the “Company”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”) registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.	Registration Statement No. 333-76748, filed with the SEC on January 15, 2002, as amended by that certain Post-Effective Amendment No. 1 filed with the SEC on November 25, 2013, registering 1,500,000 shares of Common Stock issuable under the GAMCO Investors, Inc. 1999 Stock Award and Incentive Plan.
2.	Registration Statement No. 333-126095, filed with the SEC on June 23, 2005, as amended by that certain Post-Effective Amendment No. 1 filed with the SEC on November 25, 2013, registering 545,000 shares of Common Stock issuable under the GAMCO Investors, Inc. 2002 Stock Award and Incentive Plan.
3.	Registration Statement No. 333-172427, filed with the SEC on February 24, 2011, as amended by that certain Post-Effective Amendment No. 1 filed with the SEC on November 25, 2013, registering 955,000 shares of Common Stock issuable under the GAMCO Investors, Inc. 2002 Stock Award and Incentive Plan.
4.	Registration Statement No. 333-192525, filed with the SEC on November 25, 2013, registering 2,000,000 shares of Common Stock issuable under the GAMCO Investors, Inc. 2002 Stock Award and Incentive Plan.

On September 16, 2022, the Company announced its intention to apply for the voluntary delisting of the Common Stock from the New York Stock Exchange and the voluntary deregistration from the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statements. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York on September 20, 2022.

GAMCO INVESTORS, INC.

By:	/s/ Kieran Caterina
	Name:	Kieran Caterina
	Title:	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.